                                   Exhibit 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share


In thousands, except per-share amounts                Three Months Ended September 30,    Nine Months Ended September 30,
                                                            2000            1999                 2000          1999
                                                            ----            ----                 ----          ----
BASIC:
Net income (loss) applicable to common stockholders       $  40,324       $  24,001          $123,194     $ (88,253)
                                                          =========       =========          ========     =========

Weighted average number of common shares outstanding         61,293          57,877           59,371         57,841

Net income (loss) per share ........................      $    0.66       $    0.41          $  2.07      $   (1.53)

DILUTED:

Net income applicable to common stockholders (1) ...      $  48,360       $  31,183          $146,598     $ (88,253)
                                                          =========       =========          ========     =========

Weighted average number of common shares outstanding         61,293          57,877           59,371         57,841
Net effect of assumed exercise of stock options
     based on treasury stock method using average
     market price ..................................          2,987           3,549            3,112             --
Assumed conversion of convertible preferred stock ..         29,164          25,689           29,164             --
                                                          ---------       ---------          --------     ---------
                                                             93,444          87,115           91,647         57,841
                                                          =========       =========         ========      =========

Net income per share ...............................      $    0.52      $     0.36         $   1.60      $   (1.53)
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(1) For the three- and nine-month periods ended September 30, 2000, diluted earnings per share is  calculated  by adding back the Series C  convertible preferred  dividend of $8.0  million and $23.4  million,  respectively.  In determining  the  number  of  dilutive  shares  outstanding,  the  Series C convertible  preferred  stock is assumed to have been  converted  into 29.2 million shares at the beginning of the period.